                                                              EXHIBIT 10(iii)(b)



                                                        [Translation]


                                 [Letterhead]



DLW Aktiengesellschaft          August 2, 1999
Dr. Pelz
Stuttgarter Str. 75


74321 Bietigheim-Bissingen

Telefax-No.:  07142/71 270


Dear Dr. Pelz,

Service Agreement

Paragraph 6, section 1 of the service agreement which has already been signed by me reads as follows:

"If you leave the Company due to (a) permanent disability; (b) at the end of your 65th year, or (c) termination through no fault of your own,

You will receive a pension according to the following formula...."

This provision is to be interpreted such that its contents are the following:

"According to paragraph 6, section 2 through section 5 you will receive the agreed upon pension under the following provisions

a)    if you leave because of permanent disability

b) if your current contract which expires on March 31, 2002, is terminated by the Company on or prior to March 31, 2002, and/or if your contract as member of the board of

                                      2                          [Translation]


     the company is terminated prior to March 31, 2002, and thus the service agreement is automatically terminated (number 1 of the service agreement)

c) if the Company does not extend the service agreement beyond March 31, 2002, once or several times up to the end of your 65/th/ year or if such agreement is ended prior to its expiration date due to reasons mentioned under b)

d)   at the end of your 65/th/ year.

There is no entitlement for pension payments prior to the end of your /65th/ year resulting from b) and c), if the prior termination of the service agreement or its non-extension is deemed to be your fault."

The above explanations are based on a circular decision of the presidial committee.

This clarification related to the interpretation of paragraph 6, section 1 of the service agreement is valid only in combination with the service agreement. May I therefore ask you to sign and return to me the second copy of your service agreement and the second copy of this contract. Also I am asking you to initial every page.


Kind regards,                                                Dr. Bernd F. Pelz

  /s/                                                           /s/
________________                                             ___________________

Dr. Dirk Dirksen                                                August 8, 1999

                                                                   [Translation]



Private/Confidential
--------------------

Dr. Bernd F. Pelz
-Chairman of the Board
of DLW AG -
Stuttgarter Strabe 75


Frankfurt am Main, May 14, 1999


Service Agreement


Dear Dr. Pelz:

The following details the provisions of the transition service agreement that you discussed with Bob Shannon on December 21, 1998. This is a transition service agreement between you and DLW AG (the "Company"), a subsidiary of Armstrong World Industries, Inc., U.S.A., concerning your service as chairman of the board of the Company. This agreement includes the following provisions:

1. This agreement will be effective from January 1, 1999 until March 31, 2002. This agreement expires in any event - even before this date - with the end of your service as member of the board of the Company.

                                      -2-                        [Translation]



2. Your annual base salary will be DM 500,000, subject to annual review on April 1 of each year beginning April 1, 2000.

3. With effect as of January 1, 1999, you will participate in the Management Achievement Plan of Armstrong as amended from time to time in the sole discretion of Armstrong. Our target bonus award will be 50% of your annual actual base salary earnings. The Management Achievement Plan document contains the rules and parameters of the programs under which a bonus payment will be made for 1999. Your bonus opportunity will be based 30% on Armstrong Corporate EVA results and 70% on Floor Products Europe/DLW Floors.

    For calendar year 1999, a minimum bonus payment of DM250,000 will be guaranteed.

    Bonus payments in prior years do not give rise to an obligation for bonus payments in subsequent years.

4.  Vacation:  Five weeks
    --------

5.  Illness:  Six months of salary continuation, not to extend beyond the end of
    -------
    this agreement.

    Death:  Your widow or children shall receive full base salary for a period
    -----
    of three months, starting the month after death occurred, as well as a prorated bonus in accordance with Section 3 for the three months.

6.  Retirement:  If you leave the Company due to (a) permanent disability; (b)
    ----------
    age 65; or (c) termination through no fault of your own, you will receive a pension according to the following formula:

                                      -3-                         [Translation]



     45 % of your annual base salary at the time of retirement,

     this amount increases at 1% per year for each full year of service, up to 60%.

If you are permanently disabled within the next five years, the amount will automatically become 60% of your annual base salary.

The pension will increase in the same manner as any increase in the salary of a senior federal civil servant to account for inflation.

In the case of termination through no fault of your own pursuant to letter (C), your salary from other professional activities shall be set off against the pension to the extent the salary exceeds the annual base salary set forth in paragraph 2.

7.   Bonus during retirement:  In the cases set out in paragraph 6 you will
     -----------------------
     receive a bonus in the following manner in addition to your pension. All payments will be made based upon the actual bonus you received in your final year of active full time employment:

     a) For each year in which you retire, you will receive a full bonus based upon the prior year's results;

     b) For the year following retirement, you will receive a full bonus for the number of months you worked full time in the previous year, plus 75% of the bonus for months you did not work;

     c) For the third year of retirement, you will receive one half of the full bonus;

     d) For the fourth year of retirement, you will receive one quarter of the full bonus.

8.   Widow's Pension:  Upon your death, your wife will receive 60% of your
     ---------------
     pension for life. This shall cease upon remarriage  or death.

                                     -4-                           [Translation]



9.   Voluntary resignation:  Should you leave the Company voluntarily before you
     ---------------------
     reach age 65 due to reasons not listed in paragraph 6 above, then compensations and benefits provided under this agreement shall cease. You shall become entitled to your maintenance settlement if and so far as the legal requirements for nonforfeitability are met.

10. The undertaking not to compete between you and the Company dated October 13, 1989 shall remain unaffected. Apart from that, this agreement supersedes all oral statements and prior writings between you and the Company. Any modifications or additions to this agreement have to be in writing.

If the above is acceptable, please sign both copies of this letter of agreement and return one copy to me for our file.

          Sincerely,


/s/
_______________________________________________
          Dr. Burkhardt Meister
-President of the Supervisory Board of DLW AG -



Accepted:

Dated:  June 10, 1999
        ---------------



Signature:  /s/_________________________
             Dr. Bernd F. Pelz